Exhibit 99.2

FOR IMMEDIATE RELEASE

MATTRESS FIRM PROMOTES KEN MURPHY TO PRESIDENT AND ROB KILLGORE TO CHIEF OPERATING OFFICER

HOUSTON, September 11, 2015 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM), the nation’s largest specialty mattress retailer, today announced that Ken Murphy has been promoted to president and Rob Killgore to chief operating officer.  The Company also announced that Dale Carlsen will assume the role of executive vice chairman and chief philanthropy officer.  In this role Mr. Carlsen will work closely with the senior executive team on key strategic initiatives, vendor relations, acquisitions, and community engagement. This new structure is the next step in the integration of the Sleep Train organization and is intended to drive future growth.  These changes are effective immediately.

In his expanded role as president, Ken Murphy now has responsibility for all sales functions of the Company, including store operations and distribution, marketing, merchandising and eCommerce.  Mr. Murphy first joined Mattress Firm in 1998 and was most recently co-chief operating officer.  During his tenure with the Company, he has held positions of increasing responsibility including executive vice president of sales and operations, national vice president of sales, director of training and recruiting, and vice president of field and talent management.

As chief operating officer, Rob Killgore is now responsible for all support functions including strategy, information technology, real estate, legal and human resources.  Mr. Killgore joined Mattress Firm as co-chief operating officer in 2014 as part of the Sleep Train acquisition where he was most recently chief operating officer.  He joined Sleep Train in 1986, where he held various positions prior to chief operating officer, including senior executive vice president.

“I am excited to announce the promotion of Ken Murphy to president.  During his over 15 years with the Company, Ken has been instrumental in driving the growth of Mattress Firm into the nation’s largest specialty mattress retailer.  We look forward to applying Ken’s leadership and passion to additional areas of the business,” stated Steve Stagner, chief executive officer.  “I am equally excited to leverage Rob Killgore’s vast industry experience, strategic thinking and analytical mind by expanding his role as sole chief operating officer.  Since joining Mattress Firm in 2014 as part of the Sleep Train acquisition, Rob has played a key role in the acquisition integration and our overall operations.”  Mr. Stagner continued, “I look forward to continuing to partner with Dale Carlsen on key strategic initiatives in his role as executive vice chairman.  As the founder of Sleep Train and an industry pioneer, Dale is a trusted advisor and we will continue to benefit from his over thirty years of industry experience in key areas of our business.”  Mr. Stagner concluded, “These management transitions represent a natural evolution as part of the plan we put in place at the time of the transformational acquisitions we completed last year, and are designed to position our organization for continued growth.”

About Mattress Firm Holding Corp.

With more than 2,300 company-operated and franchised stores across 41 states, Mattress Firm Holding Corp. (MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based MFRM is the nation’s leading specialty bedding retailer with over $2.2 billion in sales over the past 12 months. MFRM, through its family of brands, including Mattress Firm and Sleep Train, offers a broad selection of both traditional and specialty mattresses, bedding accessories and other related products from leading manufacturers, including Sealy, Tempur-Pedic, Serta, Simmons, Stearns & Foster, and Hampton & Rhodes. More information is available at www.mattressfirm.com. MFRM’s website is not part of this press release.

Investor Relations Contact:

Scott McKinney, Vice President of Investor Relations, ir@mfrm.com or 713-343-3652

Media Contact:

Kimberly Wise, kwise@jacksonspalding.com or 214-646-1659

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